EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-81206 of Starbase Corporation on Form S-3 of our report dated May 28, 2002 (which report includes an explanatory paragraph relating to substantial doubt about Starbase Corporation’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Starbase Corporation for the year ended March 31, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California
August 26, 2002